Agreement

THIS AGREEMENT, made and entered into this 30 day of April 2004 by Beijing CXSD Investment Co., Ltd., located at 418 Weitu Building. Longtan Rd. Chongwen, Beijing, PRC. (hereinafter referred to as "The Client") has contracted Java King Coffee located at 248, 8111 Ryan Rd. BC V7A2E4 (hereinafter referred to as "Javaking") to improve its coffee shop. Javaking and THE CLIENT (hereinafter referred to as the "parties") have agreed to meet the following criteria outlined below.

A. Initial Payment and Refund Policy

At the contract signing, 50% of the service estimate $2,500 is due. To request a refund, please submit a written request to Javaking within 15 days of signing this contract. All work completed will be deducted from the initial payment. THE CLIENT is liable for any work completed beyond the initial payment at the above stated rate. No portion of initial payment will be refunded if a written cancellation request is not received within 15 days of contract signing.

B. Deliverables

1.	Javaking Deliverables

	a.	Provide Training to make full line of specialty coffee products
	b.	Provide Menu Booklet on operation of specialty coffee outlets

2.	Client Deliverables

Once THE CLIENT has accepted the booklet and the training, THE CLIENT agrees to pay the remaining 50% balance of the estimate.

3.	Time

Parties agree to work together to complete the service in a timely manner. Javaking agrees to work expeditiously to complete the service.

C. Credit

Javaking retains the right to include THE CLIENT'S coffee shop in a professional portfolio.

D. Confidentiality

Javaking will keep confidential information regarding the improvement of the coffee shop.

E. Service Agreement

The parties have agreed to meet the above stated criteria. Any services, aside from those mentioned above and in the attached estimate, will be liable for a $100 an hour additional charge.

Beijing CXSD Investment Co., Ltd.	Java king Coffee Inc.